EXHIBIT 99.1

July 3, 2002

Mr. Bradford Walker
PrimeSource Surgical, Inc.
Bimeco, Inc.
Ruby Merger Sub, Inc.
3700 E. Columbia Street
Tucson, AZ  85714

Mr. Bradford Walker
PrimeSource Healthcare, Inc.
f/n/a Luxtec Corporation
99 Hartwell Street
West Boylston, MA 01583


         RE:    NOTICE OF DEMAND
                ----------------

Dear Mr. Walker:

          Reference is made to (i) that certain Amended and Restated Credit Agreement dated as of June 14, 1999, as amended (the "Credit Agreement") by and among the Citizens Bank of Massachusetts (the "Bank"), as successor in interest to State Street Bank and Trust Company, as Lender, PrimeSource Surgical, Inc. (the "Company") and Bimeco, Inc. ("Bimeco"), Ruby Merger Sub, Inc. ("Ruby") and PrimeSource Healthcare, Inc. ("PHI" and together with Bimeco and Ruby, the "Guarantors") and (ii) that certain Letter Agreement dated as of December 11, 2001 (the "Letter Agreement"), by and among the Company, as borrower, the Guarantors, and the Bank. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

          The Company is currently in default under the Credit Agreement for, among other reasons, failure to meet certain financial covenants. As a result, the Lender hereby demands immediate payment of the Obligations on or before July 31, 2002 forthwith and if you fail to make such payment Lender shall take such actions under the Credit Agreement, the other Credit Documents or applicable law as may be necessary to protect its rights.

          Lender does not waive or has not waived any Default or Event of Default under the Credit Agreement and expressly reserves its right to take any and all actions, and exercise any and all remedies, under the Credit Agreement, under each other Credit Document and under applicable law as a result of the occurrence of any and all Events of Default. Nothing contained herein shall be deemed to be a waiver of any such rights or remedies, or of any Event of Default which may occur or has already occurred, under the Credit Agreement or any other Credit Document.

          Please be further advised that any prior, current or future discussions or course of conduct between Lender and you and/or any of your Affiliates or officers or directors, and any failure or delay by Lender in exercising any right, power or privilege arising under applicable law or under the Credit Agreement or any other Credit Document is not intended to and shall not constitute a waiver of any such right, power or privilege or an amendment or other modification of either Credit Agreement or any other Credit Document. Lender expressly reserves its right at any time to take any action permitted by law, the Credit Agreement or any other Credit Document as a consequence of your defaults.

          This notice shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                                                  Very truly yours,

                                                  CITIZENS BANK OF MASSACHUSETTS


                                                  By:/s/ Christopher Daniel
                                                      ----------------------
                                                       Name:  Christopher Daniel
                                                       Title:    Vice President